UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

Item 1: On June 29, 2026, the Radoff-JEC Group issued the following press release:

The Radoff-JEC Group Releases Presentation Highlighting Why Seer, Inc. Stockholders Should Vote for Boardroom Change

Details How Chair and CEO Omid Farokhzad, M.D., Compensation Committee Chair Terrance McGuire and Director Deep Nishar Have Burned More Than $310 Million in Cash, Adopted an Anti-Stockholder Poison Pill and Paid Themselves Excessively While Overseeing a 97% Decline in Seer’s Share Price

Urges Stockholders to Elect Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini to Help Prevent Further Value Destruction

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.7% of the outstanding shares of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”), today released a presentation detailing the urgent case for boardroom change at Seer.

The presentation highlights why stockholders should replace Chair and CEO Omid Farokhzad, M.D., Terrance McGuire and Deep Nishar by electing Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini to the Company’s Board of Directors (the “Board”) at the upcoming annual meeting scheduled to be held on July 28, 2026:

•	Dr. Farokhzad has been the Chair and CEO of Seer since its IPO. Until December of 2025, Dr. Farokhzad effectively had control of Seer through his ownership of nearly 40% of Seer’s total voting power through his then super-voting Class B shares. As such, we believe that Dr. Farokhzad is accountable for ALL of the failures at Seer – from its failed strategy to its operating losses and cash burn, and ultimately, to the 97% decline in Seer’s share price.[1]

•	We believe Messrs. McGuire and Nishar have supported the value destruction at Seer by, among other things, failing to hold Dr. Farokhzad accountable as CEO despite witnessing more than five years of his failing strategy and supporting the adoption of a unilateral poison pill seemingly to protect Dr. Farokhzad’s position by weakening the rights of stockholders.

1 Share price decline from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial proposal to acquire the Company.

•	As shown in slide 15 of our presentation, since Seer’s IPO, Dr. Farokhzad has sold over $103 million worth of Seer shares.[2] Seer’s current market capitalization is only $92.4 million![3]

•	Slide 37 of our presentation highlights that while Seer stockholders were suffering significant losses and the Company was floundering, Dr. Farokhzad – who was being paid millions of dollars by Seer – was spending significant time running a different company (Dynamics Special Purpose Corp.).[4] Rather than demand Dr. Farokhzad’s resignation or termination as CEO, Messrs. McGuire and Nishar joined Dr. Farokhzad at the SPAC, enjoying fees and other compensation. Similar to Seer, shares of the publicly traded SPAC (NASDAQ: SNTI) have lost 98.3% of their value since Dr. Farokhzad took it public![5]

•	Our nominees are three independent public company directors who would bring the requisite biotechnology, corporate governance, capital allocation and M&A expertise that we believe is required to unlock value at Seer and oversee a robust strategic review for the benefit of all stockholders.

o	Crucially, Dr. Berman and Messrs. Horowitz and Rinaldini have track records of creating value for stockholders of other companies, are independent of Dr. Farokhzad and would bring objectivity to the boardroom.

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Help Prevent Further Value Destruction

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com

Visit www.SaratogaProxy.com/SEER to learn more

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com

Item 2: Also on June 29, 2026, the Radoff-JEC Group issued the following Investor Presentation titled “The Urgent Case for Change at Seer, Inc.,” a copy of which is also attached hereto as Exhibit 1.

2 Dr. Farokhzad’s Form 4 filings.

3 Market capitalization per FactSet as of market close on May 20, 2026, the day before the Radoff-JEC Group filed its preliminary proxy statement.

4 Dynamics Special Purpose Corp. filings. Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, in the Delaware Court of Chancery on March 2, 2026.

5 FactSet. Share price decline from June 9, 2022 through June 25, 2026.

The Urgent Case for Change at Seer, Inc. Stockholders Need New Qualified and Independent Directors Who Can Prevent Further Value Destruction June 2026 Presented by the Radoff - JEC Group

Disclaimer

The materials contained herein (the “Materials”) represent the opinions of Bradley L. Radoff, Michael Torok and the other participants named in their proxy solicitation (collectively, the “Radoff-JEC Group” or “we”) and are based on publicly available information with respect to Seer, Inc. (the “Company”). The Radoff-JEC Group recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Radoff-JEC Group’s conclusions. The Radoff-JEC Group reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. The Radoff-JEC Group disclaims any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the Radoff-JEC Group herein are based on assumptions that the Radoff-JEC Group believes to be reasonable as of the date of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.

Certain members of the Radoff-JEC Group currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company’s securities) that cause one or more members of the Radoff-JEC Group from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that the Radoff-JEC Group discloses information about its position or economic interest in the securities of the Company in the Materials, it is subject to change and the Radoff-JEC Group expressly disclaims any obligation to update such information.

The Materials contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” “may,” “will,” “projects,” “targets,” “forecasts,” “seeks,” “could,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Radoff-JEC Group. Although the Radoff-JEC Group believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The Radoff-JEC Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Unless otherwise indicated herein, the Radoff-JEC Group has not sought or obtained consent from any third party to use any statements, photos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use.

2

Executive Summary

Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the "Radoff-JEC Group" or "we") collectively own ~7.7% of the outstanding shares of Seer, Inc. ("Seer" or the "Company"). We are Seer's third-largest independent stockholder.

We believe changes to the composition of Seer's Board of Directors (the "Board") are urgently needed to ensure that the Company is being run in a manner consistent with stockholders' best interests.

Seer's Board Has Destroyed Value While Enriching Insiders

- **-97.0% share price decline** since December 2020 IPO[1]
- Cumulative reported **losses exceeding $465 million** since IPO[2]
- Virtually **no revenue growth** over the last three fiscal years despite **over $160 million of investment**[3]

Seer Has No Plan to Create Value Under Chairman & CEO Omid Farokhzad

- The strategic plan overseen by the Board anticipates Seer **will not achieve profitability until 2031**[4]
- FY2026 revenue guidance midpoint implies **just 3% annual growth**[5]
- In Q1 2026, Seer **burned $15.7 million** while posting a **34% YoY decline in revenue**[6]

Seer's Board Has Rejected Legitimate Premium Acquisition Offers

- The Radoff-JEC Group has submitted three fully financed proposals to acquire Seer for premiums of 33% - 42% to its unaffected share price and a contingent value right to give stockholders 80% of the net proceeds from any sale of Seer's assets
- A fully financed proposal offering a premium of more than 30% represents an adequate starting point for negotiations. And yet the Board **rejected all three offers without engaging with us**

Stockholders Should Elect Three New, Independent Directors at the July 28, 2026 Annual Meeting to Avoid Further Value Destruction



Howard H. Berman, Ph.D.
- ✓ Biotechnology expertise
- ✓ Public company director and CEO



Joshua S. Horowitz
- ✓ Small-cap investment manager
- ✓ Public company director



Luis E. Rinaldini
- ✓ Investment banking expertise
- ✓ Public company director

If elected, the Radoff-JEC Group nominees intend to advocate for unlocking stockholder value through a strategic review, closing the discount to cash and eliminating CEO compensation that cannot be justified by stockholder value creation.

[1] Share price decline from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial proposal to acquire the Company. [2] The Company's Form 10-K for the year ended December 31, 2025 filed on March 2, 2026. [3] Company Form 10-K filings. [4] Company PRE 14A filed on October 10, 2025. [5] The Company's Q4 and full-year 2025 earnings release filed on February 26, 2026. [6] The Company's Q1 2026 earnings release filed on May 13, 2026.

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The Targeted Directors Are Unfit to Continue Serving on Seer’s Board Dr. Farokhzad, Mr. McGuire and Mr. Nishar have destroyed value at Seer, burned millions of dollars, adopted a unilateral pois on pill (the “NOL pill”) to weaken stockholder rights and collected compensation while the Company has failed to turn a profit. Omid Farokhzad, M.D. × - 97.0% total stockholder return at Seer. 1 × Overseen cumulative reported losses exceeding $465 million since IPO and virtually no revenue growth since 2022. 2 × Track record of destroying value at four other companies – all of which have either gone bankrupt and/or seen 90%+ share price declines. 3 × Strategic plan predicts Seer won’t achieve profitability until 2031 – 11 years after going public. 4 × Has sold over $103 million worth of Seer shares since the IPO – more than the Company’s current entire market capitalization. 5 Terrance McGuire × - 97.0% total stockholder return at Seer. 6 × Chair of Compensation Committee since IPO , which has rewarded Dr. Farokhzad with nearly $37 million in total compensation despite Seer only generating nearly $12 million in revenue. 7 × Not independent of Dr. Farokhzad – whom he helped found Seer and whose SPAC Mr. McGuire served on the board of – or Seer director Robert Langer, Sc.D. 8 Deep Nishar × - 97.5% total stockholder return at Seer. 9 × Member of Corporate Governance and Nominating Committee since 2023 , which we believe has failed to add truly independent directors who can objectively oversee Seer. 10 × Not independent of Dr. Farokhzad , whose SPAC he served on the board of, a role for which Mr. Nishar personally received ~$1 million for barely a year of limited work. 11 × Has remained on the Seer Board despite leaving SoftBank in 2022 and has received nearly $1 million in compensation from Seer. 12 Re - electing these directors likely means accepting additional value destruction, losses, cash burn and anti - stockholder governance – they have not acted in stockholders’ best interests and have no incentive to start doing so now. 4 1,6 FactSet; total stockholder return from the Company’s IPO on December 4, 2020 through April 10, 2026, the trading day immediat ely prior to the Radoff - JEC Group’s submission of its initial proposal to acquire the Company. 2 The Company’s Form 10 - K for the year ended December 31, 2025 filed on March 2, 2026. 3 See slide 25. 4 Company PRE 14A filed on October 10, 2025. 5 Company Form 4 filings. 7,10 Company proxy statements. 8,11,12 Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, in the Delaware Court of Chancery on March 2, 2026. 9 FactSet; total stockholder return from Mr. Nishar’s appointment on February 13, 2021 through April 10, 2026.

Stockholders Face the Risk of Further Value Destruction Under the Same Board If stockholders re - elect the same directors at this year’s Annual Meeting, they face the risk of additional value destruction. 100.0% 80.0% 60.0% 40.0% 20.0% 0.0% 20.0% 40.0% 60.0% Dec-20 Dec-21 Dec-22 Dec-23 Dec-24 Dec-25 Total Stockholder Return Seer S&P Biotechnology Select Industry Russell 2000 Proxy Peer Median - 3.5% 49.3% Source: FactSet. Total stockholder return graph from December 4, 2020 through April 10, 2026, the trading day immediately pri or to the Radoff - JEC Group’s submission of its initial proposal to acquire the Company. Proxy Peer Median includes the publicly traded companies listed as compensation peers in Seer’s 2026 proxy statement. - 84.1% - 97.0% 5

The Board Has Not Engaged With Us in the Interest of All Stockholders Source: Radoff - JEC Group proxy statement filed on June 1, 2026. February 20, 2026 The Radoff - JEC Group filed a Schedule 13D disclosing its intention to engage constructively with the Company regarding opportunities to unlock value for all stockholders. February 26, 2026 Seer announced the Board’s unilateral adoption of a NOL pill which prohibits stockholders from acquiring 4.9% or more of the Company’s outstanding shares of common stock. March 12, 2026 Messrs. Radoff and Torok had a call with Seer and offered suggestions to improve the Company, including separating the Chairman and CEO roles, commencing a $30 – $40 million Dutch tender offer, exploring cost reduction measures and evaluating potential Board and management changes as well as a potential sale. March 13, 2026 Seer amended the NOL pill’s description of “beneficial ownership,” which we believe demonstrates that the NOL pill, as initially adopted, was unlawful and hastily enacted as an entrenchment device . Seer later disclosed that it agreed to pay $250k to dismiss a stockholder lawsuit regarding the NOL pill, which we believe was an avoidable waste of capital. April 13, 2026 The Radoff - JEC Group nominated Messrs. Berman, Horowitz and Rinaldini for election to the Board at the 2026 AGM. The Radoff - JEC Group also submitted its first proposal to acquire Seer . April 22, 2026 The Radoff - JEC Group’s acquisition proposal expired without a response from the Board . April 24, 2026 The Radoff - JEC Group submitted a second proposal to acquire Seer for an increased price per share. April 27, 2026 Seer announced the Board’s unanimous rejection of the April 24 th proposal – without engaging with the Radoff - JEC Group. May 14, 2026 The Radoff - JEC Group submitted a third proposal to acquire Seer for an increased price per share. May 21, 2026 Seer announced the Board’s unanimous rejection of the May 14 th proposal . – again, without engaging with the Radoff - JEC Group. June 15, 2026 The Radoff - JEC Group proposed to end its proxy contest in exchange for governance improvements and a $2.50 tender offer. The Board has not responded to the settlement offer . The behavior of Seer’s Board indicates that it is not focused on what’s best for all stockholders – but instead on protecting it s own power. 6

The Radoff-JEC Group Nominees Are Independent and Expertly Qualified

We have nominated three independent individuals who, if elected to the Board, would bring the requisite biotechnology, public company governance, capital allocation and M&A expertise that we believe is required to rebuild value at Seer and oversee a robust and credible strategic review process for the benefit of all stockholders.



Howard H. Berman, Ph.D.

- ✓ **Chairman and CEO** of the board of directors of **ReAlta Life Sciences, Inc**.
- ✓ Member of the board of **Atea Pharmaceuticals, Inc.** (NASDAQ: AVIR).
- ✓ **Co-Founder and former CEO, Executive Chairman and Chairman** of the board of **Coya Therapeutics, Inc.** (NASDAQ: COYA).



Joshua S. Horowitz

- ✓ **Portfolio Manager** and Managing Director at Palm Management (US) LLC, where he focuses on investments in **small-cap public companies**.
- ✓ **Former Director of Research** at Inverlochy Capital, Inc. and Berggruen Holdings LLC, a multibillion-dollar family office.
- ✓ **Chairman of the boards** of Limbach Holdings, Inc. (NASDAQ: LMB) and BK Technologies Corporation (NYSE: BKTI).
- ✓ **Extensive public company board experience**.



Luis E. Rinaldini

- ✓ Founder and **Chief Executive Officer** of Groton Partners LLC, a merchant banking firm.
- ✓ Former Vice Chairman and **Global Head of Telecom Mergers & Acquisitions** at Credit Suisse First Boston and Senior Managing Director at Lazard Frères & Co. LLC.
- ✓ **Former member of the board of Acacia Research Corporation** (NASDAQ: ACTG), an acquirer and operator of private and public businesses.

Source: Radoff-JEC Group proxy statement filed on June 1, 2026.

7

Seer Has Destroyed Stockholder Value While Enriching Insiders Section I.

Seer Has a History of Destroying Stockholder Value Seer has drastically underperformed market indices and peers over every relevant period. - 18.4% - 54.7% - 96.7% - 97.0% 81.8% 73.6% 1.1% - 3.5% 45.5% 54.8% 25.5% 49.3% 1.0% - 39.7% - 85.9% - 84.1% -120.0% -100.0% -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% 80.0% 100.0% 1-Year 3-Year 5-Year Since Seer IPO Total Stockholder Return Seer S&P Biotechnology Select Industry Index Russell 2000 Index Proxy Peer Median Source: FactSet. Total stockholder return graph from December 4, 2020 through April 10, 2026, the trading day immediately pri or to the Radoff - JEC Group’s submission of its initial proposal to acquire the Company. Proxy Peer Median includes the publicly traded companies listed as compensation peers in Seer’s 2026 proxy statement. 9

Seer Has Delivered Abysmal Operating Results Since IPO • The Company has failed to become profitable since going public in 2020. • Seer’s operating expenses have grown over the past five years, while its revenue has remained stagnant . Source: Company Form 10 - K filings. Average Revenue: $11.7M Average Loss: $80.7M Average Operating Expense: $86.5M $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 $16,000 $18,000 FY2020 FY2021 FY2022 FY2023 FY2024 FY2025 (in thousands) Revenue: FY2020 - FY2025 $33,649 $71,473 $97,235 $103,463 $100,101 $77,992 $34,305 $74,885 $104,328 $111,969 $107,156 $86,457 $0 $20,000 $40,000 $60,000 $80,000 $100,000 $120,000 FY2020 FY2021 FY2022 FY2023 FY2024 FY2025 (in thousands) Operating Loss & Expenses: FY2020 - FY2025 Operating Loss Operating Expenses 10

Seer Has Burned More Than $310 Million Since IPO • The Board has overseen six years of tens of millions of dollars in cash burn. • Since 2021, Seer’s annual revenue has increased by nearly $16 million, while cash burned in operations has exceeded $310 mill ion . Source: Company Form 10 - K filings. Cash burned in operations refers to the sum of net cash used in operating activities, purchas es of property and equipment, and proceeds from disposal of property and equipment. Average Cash Burn: $51.8M $25,362 $53,269 $70,875 $66,374 $49,350 $45,599 $0 $10,000 $20,000 $30,000 $40,000 $50,000 $60,000 $70,000 $80,000 FY2020 FY2021 FY2022 FY2023 FY2024 FY2025 (in thousands) Cash Burn Total Cash Burn: $310.8M 11

Seer Trades at a Massive Discount to Net Cash Source: Market capitalization per FactSet as of market close on May 20, 2026, the day before the Radoff - JEC Group filed its prel iminary proxy statement. Cash and cash equivalents, short - term investments and long - term investments as of March 31, 2026 from the Company’s Form 10 - Q for the quarter ended March 31, 2026 filed on May 13, 2026. The public market attributes NEGATIVE $127.1 million of value to the Company’s management, Board and business plan. Seer’s shares have persistently traded below the Company’s net cash balance, reflecting a lack of investor confidence in the cur rent management team and Board. $92.4M Market Capitalization $219.5M Cash on Balance Sheet and No Debt vs. 12

The Board Has Rewarded Dr. Farokhzad With Nearly $37 Million in Pay • Rather than hold Dr. Farokhzad accountable for the Company’s unacceptable operating results, the Board has repeatedly enriched Dr. Farokhzad at the apparent expense of Seer’s stockholders . • From 2020 through 2025, Dr. Farokhzad’s total reported compensation was over $36.5 million. o His average annual compensation from 2020 through 2025 was over $6 million – more than half of the Company’s average revenue over the same period . • Dr. Farokhzad’s total annual compensation includes amounts the Company reimburses to him for the cost of his commute from his home in Massachusetts to the Company’s headquarters in California. It is clear to us that stockholders cannot trust Company insiders to look after their best interests. $36,594,879 Dr. Farokhzad’s Total Compensation - 97.0% Total Stockholder Return Since IPO 1 Dr. Farokhzad Lives in MA Seer HQ in CA $11,695,833 Average Revenue Since IPO $6,099,147 Average Compensation Source: Company proxy statements and Form 10 - K filings. 1 Total stockholder return graph from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff - JE C Group’s submission of its initial proposal to acquire the Company. 13

The Board Is Enriching Dr. Farokhzad at Stockholders’ Expense Source: FactSet, Company proxy statements. Graph and figures are from December 4, 2020 through December 31, 2025. 14 Dr. Farokhzad made nearly $37 million in cumulative stock sales, awards and compensation while a stockholder who purchased on e s hare at the time of the IPO ($19.00) would be left with less than $0.63. $0 $5,000 $10,000 $15,000 $20,000 $25,000 $30,000 $35,000 $40,000 -120.0% -100.0% -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% Dec-20 Dec-21 Dec-22 Dec-23 Dec-24 Dec-25 Cumulative Compensation (in thousands) Total Stockholder Return TSR Compensation The Misalignment Between Dr. Farokhzad’s Earnings and Stockholders’ Returns Is Stark Dr. Farokhzad’s Cumulative Compensation: $36,594,879 Total Stockholder Return: - 96.7%

Dr. Farokhzad and the Board Are Not Aligned With Seer Stockholders

Dr. Farokhzad has sold over $103 million worth of Seer shares since the IPO – more than the Company's entire current market capitalization!



Dr. Farokhzad

Total Value of Shares Sold:
$103.1M

Seer Market Cap:[1]
$92.4M

In February 2021, shortly after Seer completed its IPO, Dr. Farokhzad reported selling more than 1 million shares of Seer, netting himself proceeds of ~$93 million.

Since then, Seer's shares have declined over 97%.

Date	Price	Shares	Value	Type
12/8/2020	$19.00	526,315	$9,999,985.00	Open Market Sale
2/1/2021	$64.15	1,089,279	$69,877,247.85	Open Market Sale
2/17/2021	$64.15	354,741	$22,756,635.15	Open Market Sale
1/17/2023	$5.12	4,800	$24,573.12	Open Market Sale
1/17/2023	$5.12	4,800	$24,573.12	Open Market Sale
2/7/2023	$4.67	8,379	$39,128.25	Open Market Sale
2/21/2023	$4.13	13,840	$57,210.41	Open Market Sale
8/23/2023	$2.45	40,000	$97,968.00	Open Market Purchase
3/7/2024	$2.03	52,857	$107,421.28	Open Market Sale
2/4/2025	$2.24	8,068	$18,044.08	Open Market Sale
5/20/2025	$2.08	33,663	$69,854.09	Open Market Sale
8/20/2025	$2.04	33,992	$69,483.05	Open Market Sale
11/19/2025	$1.97	33,838	$66,708.23	Open Market Sale
2/18/2026	$1.99	24,385	$48,645.64	Open Market Sale

Seer's independent directors have never purchased a single share of the Company despite Seer's shares trading at a discount to net cash.



Meeta Gulyani



Terry McGuire



Deep Nishar



Isaac Ro



Nicolas Roelofs

Source: Company Form 4 filings. [1] Market capitalization per FactSet as of market close on May 20, 2026, the day before the Radoff-JEC Group filed its preliminary proxy statement.

15

The Board Appears Beholden to Failed Chairman and CEO Dr. Farokhzad Source: Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, i n t he Delaware Court of Chancery on March 2, 2026. 1 FactSet. Share price decline from June 9, 2022 through June 25, 2026. Several of Seer’s directors have ties to Dr. Farokhzad, raising significant doubts as to their ability to objectively oversee hi m in the best interests of stockholders. Dr. Robert Langer × Dr. Langer co - founded BIND Therapeutics with Dr. Farokhzad and was Chief Scientific Officer of Dr. Farokhzad’s SPAC , Dynamics Special Purpose Corp. × Dr. Farokhzad served as a postdoctoral researcher in Dr. Langer’s lab at MIT from 2002 to 2006, and the two coauthored numerous research papers. × Dr. Langer has a longstanding partnership with Mr. McGuire and his venture capital firm Polaris Partners, where Langer serves on the Scientific Advisory Committee. × Seer’s proxy statements concede that Dr. Langer is not an independent director . Terrance McGuire × Mr. McGuire helped Dr. Farokhzad and Dr. Langer found Seer . × Mr. McGuire was a director of Dr. Farokhzad’s SPAC , Dynamics Special Purpose Corp., which combined with Senti BioSciences , Inc., which has seen its share price decline by 98.3% since listing. 1 × Mr. McGuire and Dr. Langer are long - time partners – Polaris Partners has invested in over 20 companies co - founded by Dr. Langer and McGuire/Polaris recently invested in a fund founded by Langer’s son. Deep Nishar × Dr. Farokhzad restructured the Company’s IPO to allow SoftBank Investment Advisors (“SoftBank”) – where Mr. Nishar served as a Senior Managing Partner – to invest privately . SoftBank invested tens of millions of dollars in the IPO. × Mr. Nishar was a director of Dr. Farokhzad’s SPAC , Dynamics Special Purpose Corp., a role for which Mr. Nishar personally received ~$1 million for barely a year of limited work. × Mr. Nishar has remained on the Seer Board despite leaving SoftBank in 2022 and has received nearly $1 million in compensation from Seer. Isaac Ro × Mr. Ro serves as a director of Seer’s controlled company, PrognomIQ . × Mr. Ro’s investment firm, Catalio Capital Management, invested millions of dollars in PrognomIQ . 16

Recent Board Resignations Paint a Picture of Dysfunction and Concern

In its five and a half years as a public company, Seer has had five director resignations. Such a large number of director resignations is highly unusual and points to deep-seated governance issues at Seer.


RESIGNED

Rachel Haurwitz, Ph.D.

- Appointed in 2021, **resigned in 2024.**
- President and CEO of Caribou Biosciences, Inc.
- Inventor on patents and patent applications covering multiple CRISPR-based technologies.


RESIGNED

Catherine Friedman

- Appointed in 2020, **resigned in 2023.**
- Former Managing Director at Morgan Stanley.
- Chairperson of the board at GRAIL, Inc., a cancer testing company, and member of the board of Radius Health, Inc.


RESIGNED

Mostafa Ronaghi, Ph.D.

- Appointed in 2021, **resigned in 2023.**
- Former Chief Technology Officer of Illumina, Inc.
- Chairman of the board of Cellanome, Inc.


RESIGNED

Omead Ostadan

- Appointed in 2020, **resigned in 2022.**
- Former Senior Vice President & Chief Products and Marketing Officer of Illumina, Inc.


RESIGNED

David Singer

- Appointed in 2017, **resigned in 2021.**
- Managing Partner of Maverick Ventures.
- Former member of the boards of Pacific BioSciences of California, Inc. and Affymetrix, Inc.

It is clear to us that impressive, independent businesspeople have consistently resigned from Seer's Board while Dr. Farokhzad and his longtime friends have remained.

Source: Company Form 8-K filings.

17

The Board Unilaterally Adopted a NOL Pill in an Apparent Move to Entrench Itself

- The Board unilaterally adopted a NOL pill in February of this year – **without stockholder approval** – that prevents stockholders from accumulating beneficial ownership of 4.9% or more of Seer's common stock.
- The Board did this **mere days after the Radoff-JEC Group went public** with its ownership stake and concerns about Seer's significant cash burn, minimal revenue growth, excessive management compensation and financial outlook.
- The Board adopted the NOL pill under the guise of "tax benefit preservation" **despite Seer having a near-zero chance of generating taxable income** under the current leadership team.
- To us, this move is clearly aimed at **protecting an underperforming management team and Board from accountability** and denying stockholders the ability to benefit from a potential buyout at a premium.

Seer Adopts Limited Duration Tax Benefit Preservation Plan to Protect its Valuable Tax Assets

REDWOOD CITY, Calif., Feb. 26, 2026 (GLOBE NEWSWIRE) -- Seer, Inc. (Nasdaq: SEER), the pioneer and trusted partner for deep, unbiased proteomic insights, today announced that its Board of Directors unanimously adopted a tax benefit preservation plan ("NOL Plan") designed to help preserve and protect Seer's valuable income tax net operating loss carryforwards and other tax assets ("NOLs").

February 20, 2026
The Radoff-JEC Group filed a Schedule 13D disclosing ownership of ~6.5% of Seer. The Schedule 13D also disclosed that the Radoff-JEC Group intends to engage constructively with the Company regarding opportunities to unlock value for all stockholders.

February 26, 2026
Seer announced its unilateral adoption of a NOL pill which prohibits stockholders from acquiring 4.9% or more of the Company's outstanding shares of common stock.

March 2, 2026
A Seer stockholder filed a complaint in the Delaware Court of Chancery against the Company and members of its Board alleging breach of fiduciary duties in connection with the adoption of the sweeping NOL pill.[1]

Source: Radoff-JEC Group filings, Company press release issued on February 26, 2026. [1] Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, in the Delaware Court of Chancery on March 2, 2026.

18

Seer Has No Plausible Plan to Create Value Under Chairman and CEO Dr. Farokhzad Section II.

Seer's FY2026 Guidance Points to More of the Same Flat Revenue Growth

Seer is a microcap business that is projected to grow revenue by just 3% this year after burning nearly $16 million in cash in the most recent quarter.

- Under Dr. Farokhzad's leadership during the 2022-2025 period, the Company's revenue growth has been negligible despite over $160 million of cash (nearly $3.00 per share) having been invested in the business.
- **The midpoint of the revenue range in Seer's FY2026 guidance implies only 3% growth, or roughly $400,000 in incremental revenue, compared to the previous year.**
- If 2026 unfolds according to the Board-approved operating plan, Seer will have spent four years and burned ~$200 million in cash to increase annual revenue by a total of $2.5 million, **representing an annualized growth rate of just 2.5%**.
- Based on the Company's cost structure and gross margin profile, **we estimate that Seer would need to grow its revenue by over 1,050% to reach GAAP breakeven**.

Seer's Q1 2026 Investor Presentation


Reiterating full year 2026 revenue guidance
$16M - $18M
~3% y/y growth at midpoint
seer

The 2026 cash burn to achieve this incremental $400,000 in revenue is expected to exceed $40 million.

Source: The Company's Q4 and full-year 2025 earnings release filed on February 26, 2026. The Company's Q1 2026 earnings presentation.

20

Seer's Q1 2026 Earnings Reflect Management's Inability to Create Value

Between Seer's consistent lack of revenue growth, astronomical operating losses, forward guidance for more of the same dismal results, and the increasing competitive and other pressures in its industry, we do not believe Seer will succeed as a public company under the current leadership team.

- While the market generally expected another quarter of substantial operating losses, continued cash burn, negligible top-line growth and no path to profitability, **Dr. Farokhzad delivered Q1 2026 results that fell below even those low expectations**.
- The Company **burned $15.7 million in the first quarter** while achieving **revenue of a meager $2.8 million, representing a 34% decrease** from the corresponding prior year period.

Seer's Q1 2026 Investor Presentation

Q1 2026 financial overview

	Q1'26	Q1'25
Revenue	$2.8M	$4.2M
Product & Service Revenue	$2.6M	$4.1M
Related Party Revenue	$0.1M	$0.1M
Other Revenue	$0.1M	$0.1M
Gross Margin	35%	49%
Operating Expenses	$18.2M	$22.8M
Stock-Based Compensation	$2.1M	$4.5M
Net Loss	$16.8M	$19.9M
Free Cash Flow[2]	($15.7M)	($12.1M)

~$220M
Cash, cash equivalents and investments, no debt[1]

~1.5M shares repurchased in Q1
bringing total shares repurchased to ~13.2M through open-market share repurchase program, and reducing net total common shares outstanding by ~15%[1]

1. As of March 31, 2026
2. Free cash flow is defined as net cash used in operating activities in the period (approximately $15.4M) less net purchases of property and equipment in the period (approximately $270K)

8 seer

It is clear to us that there is no turnaround on the horizon and no sign of urgency from the Board or management – just an apparent commitment to use the cash runway to overcompensate management.

Source: The Company's Q1 2026 earnings release filed on May 13, 2026. The Company's Q1 2026 earnings presentation.

21

Seer’s Self - Praise for Reducing Operating Expenses Does Not Stand Up to Scrutiny The Company’s Board and management team cannot tout reductions in operating expenses when those expenses still dwarf revenue. Seer’s June 3, 2026 Letter to Stockholders Source: The Company’s June 3, 2026 and June 15, 2026 letters to stockholders and Form 10 - K filings. 1 Uses FactSet estimates for future annual revenue. 22 Operating Expenses Still Massively Outweigh Revenue $0 $20,000 $40,000 $60,000 $80,000 $100,000 $120,000 FY2020 FY2021 FY2022 FY2023 FY2024 FY2025 (in thousands) Operating Expenses Revenue In addition to ignoring the years of losses and bloated expenses that have led to this point, the Board has not provided stockholders with any reason to believe it has a plan to get operating expenses to a break - even point with expected revenue, which would require Seer to reduce operating expenses by the same 19.3% it achieved in 2025 every year for the next four years. 1

Seer Has Barely Grown While Alamar Biosciences Has Steadily Improved

Alamar Biosciences' strong performance undercuts Dr. Farokhzad's consistent claims that macroeconomic headwinds are to blame for Seer's lack of revenue growth.

- Alamar Biosciences, Inc. (NASDAQ: ALMR), a Seer competitor that went public on April 17, 2026, has successfully grown its revenue from $25.1 million in 2024 to $74.2 million in 2025.
- Alamar Biosciences delivered 196% annual revenue growth during a period in which Seer delivered only 17% growth.
- Alamar Biosciences' Q1 2026 revenue ($26.0 million vs. $2.8 million for Seer) implied a 2026 run-rate that exceeds $100 million per year.

> *"The decrease in revenue was due to lower product and service revenue from **continuing macroeconomic headwinds** in academic and government funding…"*

Dr. Farokhzad, Q1 2026 earnings call

> *"Again, I would say it's still – **every week, every month, we are continuing to face challenges and headwinds.**"*

Dr. Farokhzad, Q3 2023 earnings call

Alamar Biosciences' April 2026 Registration Statement

ALAMAR BIOSCIENCES



2025 Revenue
Customers
$74M
Total Revenue
>100
Instrument Installed Base[1]
196%
Y/Y Revenue Growth
>$400K
~50%
Contribution From Consumable Revenue[2]
Publications
Revenue
Services & Other
Instruments
Consumables
$25.1M
$74.2M
2024
2025

Source: Alamar Biosciences' registration statement dated March 27, 2026 and Q1 2026 earnings press release dated May 8, 2026. Seer earnings call transcripts.

23

• On Seer’s earnings calls and at investor conferences, Dr. Farokhzad invariably describes his growing confidence in Seer’s val ue proposition and the overwhelmingly positive feedback he allegedly receives from customers. • However, according to Dr. Farokhzad’s own strategic plan disclosed in October 2025, he does not expect that Seer will achieve profitability until 2031 . 1 • In letters to stockholders, the Board has claimed that Seer has “the right Board and the right strategy.” The Board’s blindne ss to the underperformance it has overseen reinforces the necessity of changing directors now. Promises of Future Value Creation from Dr. Farokhzad and the Board Ring Hollow Claims Made by Seer Management and the Board 2 1 Company PRE 14A filed on October 10, 2025. 2 Company press releases dated April 27, 2026, June 3, 2026 and June 15, 2026. Company’s Q1 2026 earnings call. 3 FactSet; total stockholder return graph from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff - JEC Group’s submission of its initial p roposal to acquire the Company. -120.0% -100.0% -80.0% -60.0% -40.0% -20.0% 0.0% 20.0% 40.0% 60.0% Dec-20 Dec-21 Dec-22 Dec-23 Dec-24 Dec-25 Total Stockholder Return Seer’s Record of Value Destruction Since IPO 3 “ Seer has a clear strategy in place to build the market for deep, unbiased proteomics and create meaningful value from our first - of - its - kind technology.” “The Board is confident that Seer’s strategy, platform and team will create value well in excess of the proposal from the Radoff - JEC Group.” “ We are at an inflection point , and we are building the commercial, technological and financial infrastructure to meet this moment.” “ Seer is executing with discipline ag ainst a clear l ong - term v alue c reation s trategy .” 24 - 97.0%

Dr. Farokhzad Has Incinerated Value Seemingly Everywhere He's Gone

We have identified five separate companies that Dr. Farokhzad has led. In each of these cases, the company either went bankrupt or the share price declined more than 90% – or, in some cases, both.



Chairman and CEO Dr. Farokhzad: A Specialist in Failure

Seer	Share price declined 97.0% since going public in 2020.[1]
BIND Therapeutics, Inc.	Filed for Chapter 11 bankruptcy protection.
Selecta Biosciences, Inc.	Share price declined 93.7% between its IPO and its merger with Cartesian Therapeutics.[2]
Tarveda Therapeutics, Inc.	Liquidated under a court-supervised assignment of assets.
Senti Biosciences Holdings, Inc.	Share price declined 96.6% during his tenure on the board following the completion of the business combination with Dynamics Special Purpose Corp. in 2022.[3]

More Than $1 Billion in Investor Capital Destroyed Across These Five Companies

Source: Respective company filings and announcements. [1] FactSet. Share price decline from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial proposal to acquire the Company. [2] FactSet. Share price decline from June 22, 2016 through November 13, 2023. [3] FactSet. Share price decline from June 9, 2022 through November 24, 2024.

25

$1.50 $1.60 $1.70 $1.80 $1.90 $2.00 $2.10 $2.20 Jan-26 Feb-26 Mar-26 Apr-26 May-26 Share Price Stockholders Don’t Believe in a Future Under Dr. Farokhzad Unsurprisingly, Seer’s shares fell over 7% in response to the Company’s earnings and guidance – after increasing nearly 14% in r esponse to the Radoff - JEC Group’s acquisition proposal. Source: FactSet, Company filings. Share price graph from January 1, 2026 through May 20, 2026, the day before the Radoff - JEC Gro up filed its preliminary proxy statement. April 13, 2026: Radoff - JEC Group’s first proposal to acquire Seer for $2.25 and a CVR . Seer shares rose 13.6% to $1.92 . May 13, 2026: Seer reported disappointing Q1 2026 earnings. May 20, 2026: Seer shares erased the gains made after the Radoff - JEC Group’s initial proposal. One week following Q1 2026 earnings, shares closed at $1.68 . February 20, 2026: Radoff - JEC Group filed a Schedule 13D disclosing its intention to engage with Seer and later issued a public letter on Feb. 23. 26 February 26, 2026: Seer reported disappointing FY2025 earnings and introduced weak FY2026 guidance. Seer also announced the adoption of the NOL pill. Shares closed 17% lower the next day .

Seer’s Board Rejected Credible Premium Bids Section III.

New Independent Directors Are Needed to Ensure All Value-Maximizing Alternatives Are Considered

Between Seer's massive share price decline, persistent lack of revenue growth, astronomical operating losses, dismal forward guidance and the increasing competitive and other pressures in its industry, we do not believe Seer will succeed as a public company – particularly under the stewardship of the current leadership team.

The Board's behavior supports our view that Seer will not succeed absent new leadership:

- × **No independent Board member has ever purchased Seer shares** despite the shares trading at a massive discount to the Company's cash balance and the Board hastily adopted a defensive NOL pill to entrench itself.
- × **Dr. Farokhzad himself has sold over $103 million worth of Seer shares** since the Company's IPO (more than the Company's entire current market capitalization!), while collecting ~$37 million in compensation and living ~3,000 miles away from the Company's office.
- × **The Board did not act on our March 12, 2026 suggestions**, which included a large tender offer to retire stock, an immediate and significant operating cost reduction, separation of the Chair and CEO roles and revocation of the equity grants made to Dr. Farokhzad and CFO David Horn at share prices below net cash per share.[1]

Net Cash[2]	$143.6M
Shares Outstanding[3]	55.0M
Net Cash Per Share	$2.61
Current Share Price[4]	$1.69

- The current share price indicates that the **market expects the Board to burn through roughly one-third of the Company's net cash**.
- Stranded value provides little benefit to stockholders given the concerns surrounding Seer's current leadership.
- A smaller discount to cash, achieved through a sale at $2.40 per share plus a CVR, provides substantially greater certainty of value creation from present levels than the Company's current strategic plan.
- **If the incumbent directors will not consider this path, stockholders must install new voices on the Board**.

A sale of the Company would, in our view, provide stockholders with immediate value that is at risk of further destruction under the current leadership team.

Source: Company Form 4 filings and proxy statements. [1] Radoff-JEC Group press release dated April 13, 2026. [2] FactSet as of March 31, 2026. [3] Company's Form 10-Q for the quarter ended March 31, 2026 filed on May 13, 2026. [4] As of April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial proposal to acquire the Company.

28

The Board Rejected Our Credible Bids Without Engaging with Us We repeatedly urged the Board to engage with us regarding our offers so we could address any concerns, but the Board refused. Th is is not the behavior of a Board that is focused on maximizing value for stockholders. April 24, 2026 – Proposal #2 Improved proposal to acquire the Company for $2.35 per share in cash, a 39% premium to the unaffected closing price, and the same CVR. The Board’s Response The Board rejected our April 24 proposal without engaging with us. May 14, 2026 – Proposal #3 Improved proposal to acquire the Company for $2.40 per share in cash, a 42% premium to the unaffected closing price, and the same CVR. The Board’s Response The Board rejected our May 14 proposal without engaging with us. Our acquisition offer was reasonably certain and a more than adequate starting point for negotiations. Despite this, the Board refused to engage, choosing instead to reject our proposals outright – demonstrating that its focus is not on maximizing value for all stockholders. Source: Company press releases dated April 27, 2026 and May 21, 2026. 29 April 13, 2026 – Proposal #1 Proposal to acquire the Company for $2.25 per share in cash, a 33% premium to the unaffected closing price, and a contingent value right (“CVR”) for stockholders to receive potential additional value from the sale of Seer’s assets. The Board’s Response The Board did not respond to our April 13 proposal.

Our Proposals Would Maximize Value for Long - Suffering Stockholders How can the Board automatically reject our bids when management – which has failed to create any value for stockholders over the past five and a half years – has not provided a credible standalone plan that would deliver superior value? 1 Details of third proposal submitted by the Radoff - JEC Group on May 14, 2026. Unaffected share price is $1.69 on April 10, 2026, the trading day immediately prior to the Radoff - JEC Group’s submission of its initial nonbinding proposal to acquire the Company. 30 Our acquisition proposals provide Seer stockholders with immediate and significant value while avoiding further value destruc tio n from continued abysmal operating results. We have offered to acquire 100% of the equity of the Company for: $2.40 per share in cash , which represents an immediate 42% premium to Seer’s unaffected share price. 1 A CVR representing the right for stockholders to receive 80% of the net proceeds from any license, sale or other disposition of Seer’s business and assets, including PrognomiQ . Each of our three proposals: Was fully financed. Included a CVR to potentially provide stockholders with considerable additional value as we diligently and expeditiously seek to monetize Seer’s assets. Was subject to very limited confirmatory due diligence.

We Believe the Board’s Reasons for Rejecting Our Credible Bids Are Flawed The Reality Seer’s Reasons for Rejecting Our Premium Bids 1 “[T]he Board carefully reviewed the Revised Proposal in consultation with its independent financial and legal advisors. Following a thorough analysis, the Board concluded that the Revised Proposal significantly undervalues Seer.” The Board never spoke to us. Dr. Farokhzad has incinerated more than $1 billion of investor capital across at least five separate companies. At Seer, Dr. Farokhzad has overseen a - 97.0% share price decline, non - existent revenue growth and ~$311 million cash burn. Taken together, how can stockholders believe Seer’s value as a standalone enterprise under Dr. Farokhzad will exceed the value of our offer of $2.40 per share in cash plus a CVR? Dr. Farokhzad and the other directors have been granted stock options at exercise prices well below our $2.40 per share cash offer, and received restricted stock units based on a share price below our offer as well. “[T]he Second Unsolicited Proposal fails to reflect the value of Seer’s Proteograph Product Suite platform, as well as Seer’s technology leadership, adoption momentum and standalone growth prospects.” Seer is a microcap business that is projected to grow revenue by just 3% this year after burning nearly $16 million in cash in the most recent quarter. The Company’s first - quarter results were so disappointing that its stock – which had risen following our initial acquisition proposal – fell to below the unaffected share price in the days after the earnings report. 2 1 The Company’s April 27, 2026 press release and 2026 proxy statement. 2 FactSet. On April 10, 2026, the trading day immediately prior to the Radoff - JEC Group’s submission of its initial nonbinding pr oposal to acquire the Company, Seer’s share price closed at $1.69. One week after the Company reported Q1 2026 earnings on May 13, 2026, Seer’s sh are price closed at $1.68 on May 20, 2026. 31

We Believe the Board’s Reasons for Rejecting Our Credible Bids Are Flawed ( cont’d ) As shown below, our proposal to acquire Seer for $2.40 per share (not even including the CVR) would value Seer at a higher mu lti ple than where the Company has traded for the past three years. How can the Board say that our bid undervalues Seer? 32 Seer’s P/Sales Ratio vs. Peers: 2023 - 2026 0x 2x 4x 6x 8x 10x 12x 14x 16x Jan-23 Jul-23 Jan-24 Jul-24 Jan-25 Jul-25 Jan-26 Seer Proxy Peer Median Radoff-JEC Group Offer Radoff - JEC Group $2.40 Offer 1 = 12.6x P/Sales Seer Median 2023 - 2026 = 6.0x P/Sales Source: FactSet. Price - to - sales graph from January 2, 2023 through April 10, 2026, the trading day immediately prior to the Rado ff - JEC Group’s submission of its initial nonbinding proposal to acquire the Company. Proxy Peer Median includes the publicly traded companies listed as compensation peers in Seer’s 2026 proxy statement. 1 Refers to market capitalization of $228.8 million (calculated using $2.40 offer price and 56.4 million shares outstanding fro m t he Company’s Form 10 - K filed on March 2, 2026) divided by next 12 months revenue from FactSet of $18.1 million.

We Believe the Board’s Reasons for Rejecting Our Credible Bids Are Flawed ( cont’d ) Source: FactSet; share price graph from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Rad off - JEC Group’s submission of its initial proposal to acquire the Company. Company Form 4 filings. We believe the Board is engaging in gamesmanship, proclaiming a view of valuation that it is not willing to act to defend. How can Dr. Farokhzad and the rest of the Board reject our proposals and ask for support when long - term stockholders are severely underwater after years of abysmal results and no leadership accountability? • Seer went public at $19.00 per share in December 2020; s hares closed up 197.2% at $56.46. • In February 2021, Dr. Farokhzad reported selling more than 1 million shares of Seer at $64.15 . • By the end of 2023, Seer’s stock had declined by 96.6% since its IPO . • By the end of 2025, Seer’s stock had declined by 96.8% since its IPO . • The Board turned down a credible bid of $2.40 per share plus a CVR, declaring that it undervalued Seer – yet the Board has only been repurchasing shares at a VWAP of $1.86 . • If the Board believes that Seer’s intrinsic value is greater than $2.40, why is it tolerating a stock price at a 33% discount to net cash per share? Why isn’t the Board using the Company’s cash resources to support the share price? 33 $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 $80.00 $90.00 Dec-20 Dec-21 Dec-22 Dec-23 Dec-24 Dec-25 Share Price February 2021: Dr. Farokhzad reports selling more than 1 million shares of Seer at $64.15, netting himself proceeds of ~$93 million. 2024 - 2026: Despite telling stockholders that Seer shares are undervalued, the Board only repurchased shares at a volume - weighted average price of $1.86.

We Believe the Board’s Reasons for Fighting Our Nominees Are Misleading 1 The Company’s April 27, 2026 press release and 2026 proxy statement. 2 Respective company filings and announcements. 3 Company Form 4 filings. The Reality Seer’s False Narrative 1 “[Dr. Farokhzad has] deep expertise in biotechnology, nanotechnology, drug delivery, and building innovative life sciences platforms.” Dr. Farokhzad conveniently omits the fact that he has destroyed more than $1 billion in investor capital across Seer, BIND Therapeutics, Inc. (formerly NASDAQ: BIND), Selecta Biosciences, Inc. (formerly NASDAQ: SELB), Tarveda Therapeutics, Inc. and Senti Biosciences, Inc. (n/k/a Senti Biosciences Holdings, Inc.; NASDAQ: SNTI). 2 In each of these cases, the company either went bankrupt or the share price declined more than 90% – or, in some cases, both. The failures at Seer and its - 97.0% share price decline are consistent with Dr. Farokhzad’s track record across multiple companies. “Seer was founded by visionaries who, collectively, remain the Company’s largest stockholders by a significant margin.” Seer’s Board unilaterally adopted an NOL pill to prevent stockholders from owning more than 4.9% of the Company. Dr. Farokhzad himself has sold over $103 million of Seer stock since the Company’s IPO – that’s more stock than the Company’s entire current market capitalization. Seer’s independent directors have never purchased a single share of the Company. 3 “[E] lecting any of Radoff and Torok’s nominees would diminish the overall quality of Seer’s Board.” Seer’s Board is full of Dr. Farokhzad’s connections – in our view, electing our nominees would inject much - needed independence and quality. 34

Seer Stockholders Need New Independent, Qualified Directors Section IV.

We Believe New Independent Directors Are Needed to Correct the Board's Misaligned Priorities and Prevent Further Value Destruction

We're seeking to replace Dr. Farokhzad, as well as directors McGuire and Nishar, who we believe have failed to oversee Seer in the best interests of all stockholders. It appears to us that directors McGuire and Nishar remain on the Board due to their ties to Dr. Farokhzad, as opposed to their records of value creation or advocating for stockholders' interests.



Terrance McGuire
Chair of Compensation Committee
Director Since IPO

Record of Value Destruction

× Overseen a -97.0% total stockholder return at Seer.[1]

Responsible for Dr. Farokhzad's Misaligned Compensation

× Chair of Compensation Committee since IPO, which has rewarded Dr. Farokhzad with nearly $37 million in total compensation despite Seer only generating nearly $12 million in revenue.[2]

Not Independent of Dr. Farokhzad[3]

× Helped found Seer alongside Dr. Farokhzad.

× Served on the board of Dr. Farokhzad's SPAC, Dynamics Special Purpose Corp., which combined with Senti BioSciences, Inc., which has seen its share price decline by 98.3% since listing.[4]



Deep Nishar
Member of Corp. Gov. and Nom. Committee
Director Since 2021

Record of Value Destruction

× Overseen a -97.5% total stockholder return at Seer.[5]

Poor Steward of Stockholder Interests

× Membership on Corporate Governance and Nominating Committee since 2023 has failed to result in the addition of truly independent directors.[6]

Not Independent of Dr. Farokhzad

× Served on the board of Dr. Farokhzad's SPAC, Dynamics Special Purpose Corp. – a role for which Mr. Nishar personally received ~$1 million for barely a year of limited work.[7]

× Has remained on Seer's Board despite leaving SoftBank in 2022.

Currently Unemployed With No Legitimate Reason to Serve on Seer's Board; Clearly Unfocused

× Seer's 2025 proxy statement, filed in May 2025, inaccurately stated that Mr. Nishar still worked for General Catalyst when his tenure had ended two months earlier, according to the 2026 proxy statement. Seer's website still inaccurately lists General Catalyst as a current role for Mr. Nishar today.

Seer's Website as of June 24, 2026


Deep Nishar
Partner at General Catalyst
Deep Nishar is a Partner at General Catalyst. Prior to joining General Catalyst, Deep led Softbank's investments in frontier tech, life sciences and enterprise software. Deep has more than 20 years of experience in helping build and grow software and internet businesses. Prior to joining

[1] FactSet; total stockholder return from the Company's IPO on December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial proposal to acquire the Company. [2,6] Company proxy statements. [3,7] Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, in the Delaware Court of Chancery on March 2, 2026. [4] FactSet. Share price decline from June 9, 2022 through June 25, 2026. [5] FactSet; total stockholder return from Mr. Nishar's appointment on February 13, 2021 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group's submission of its initial proposal to acquire the Company.

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We Believe New Independent Directors Are Needed to Correct the Board's Misaligned Priorities and Prevent Further Value Destruction (*cont'd*)

While Seer stockholders were suffering significant losses and the newly public Company was floundering, Dr. Farokhzad – who was being paid millions of dollars by Seer – was spending significant time running a different company (Dynamics Special Purpose Corp.). Rather than demand Dr. Farokhzad's focus remain on turning around Seer, Messrs. McGuire and Nishar joined Dr. Farokhzad at the SPAC!

As Executive Chair, Dr. Farokhzad Spent Significant Time and Attention on Dynamics Special Purpose Corp. (DYNS) Shortly After Seer Went Public[1]

- **May 7, 2021:** DYNS filed its Form S-1, which we imagine took multiple months to prepare and draft.
- **May 28, 2021:** DYNS closed its IPO.
- **May 2021-December 2021:** DYNS conducted intensive search for prospective business combination candidates.
    - Initial **list of 70 companies**, **met with 25 candidates**.
    - Conducted additional diligence. Engaged in **meaningful, detailed discussions, diligence and negotiations with four candidates**.
    - Had **multiple months of meetings and negotiations** with Senti Biosciences, Inc. regarding a potential business combination.
- **December 20, 2021:** DYNS and Senti Biosciences, Inc. announce business combination.
- **December 2021-June 2022:** Work on facilitating the completion of the merger.
- **June 9, 2022:** DYNS and Senti Biosciences, Inc. complete their merger. Dr. Farokhzad joined the Senti Biosciences, Inc. board upon closing. He resigned from the board in November 2024 – Senti Biosciences, Inc.'s share price was down -96.6% during his tenure.[2]

Meanwhile at Seer…[2]

- **May 7, 2021:** Seer's shares had declined by 32.5%.
- **May 28, 2021**: Seer's shares had declined by 47.6%.
- **December 20, 2021:** Seer's shares had declined by 59.6%.
- **June 9, 2022:** Seer's shares had declined by 85.9%.
- Significant cash burn.
- Lack of meaningful revenue growth.



Deep Nishar, Seer Director
Joined DYNS's board[3]



Dr. Robert Langer, Seer Director
Served as DYNS's Chief Scientific Advisor[4]



Terrance McGuire, Seer Director
Joined DYNS's board[5]

[1,3,4] Dynamics Special Purpose Corp. proxy statement for special meeting filed on May 13, 2022. [2] FactSet. Share price decline from June 9, 2022 through November 24, 2024. FactSet. Share price decline from the Company's closing price ($56.46) on the day of its IPO (December 4, 2020). [5] Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, in the Delaware Court of Chancery on March 2, 2026.

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We Believe Our Nominees Are Better Suited to Independently Oversee Seer The Radoff - JEC Group nominees are experienced public company directors who understand good corporate governance, have overseen successful M&A and have created value for stockholders of other companies. Crucially, they are also independent of Dr. Farokh zad and would bring objectivity to the boardroom. Source: Radoff - JEC Group proxy statement filed on June 1, 2026, Company proxy statements. Howard Berman, Ph.D. Joshua Horowitz Luis Rinaldini Omid Farokhzad, M.D. Terrance McGuire Deep Nishar Understanding of PubCo Governance Capital Allocation Expertise M&A Expertise Independent of Dr. Farokhzad Destroyed Value at Seer Willing to Evaluate Strategic Alts 38

Howard H. Berman, Ph.D. We believe Dr. Berman’s unique combination of business acumen and scientific credibility, coupled with his experience as a Co - Founder, Chairman and CEO of the board of a public biotechnology company, will make him a valuable addition to Seer’s Board. Source: Radoff - JEC Group proxy statement filed on June 1, 2026. x Chief Executive Officer and Chairman of the board of directors of ReAlta Life Sciences, Inc., a clinical - stage biopharmaceutical company focusing on treatments for inflammation - driven diseases. x Member of the board of Atea Pharmaceuticals, Inc. (NASDAQ: AVIR), a late - stage biopharmaceutical company focused on antiviral dr ug development. x Co - Founder and former Chief Executive Officer, Executive Chairman and Chairman of the board of Coya Therapeutics, Inc. (NASDAQ: COYA), a clinical - stage biotechnology company, during which time he led the company’s growth and its initial public offering on NASDAQ. x Over 20 years of entrepreneurial and industry experience at the intersection of science and business, including at Imaware Inc., a private company focused on at - home health testing and diagnostics; AbbVie Inc. (NYSE: ABBV), a research - based biopharmaceutical company engaging in the research an d development and sale of medicines; Eli Lilly and Company (NYSE: LLY), a global medicine company that discovers, develops, manufactures and markets ph arm aceutical products for humans and animals; and Novartis Pharmaceuticals Corporation (NYSE: NVS), a multinational pharmaceutical corporation, where he contribut ed to the development and launch of multiple oncology and specialty therapeutics. x Began his career at the University of Texas MD Anderson Cancer Center where he was responsible for assessing the market, pate nt, and scientific merits of numerous oncology - based technology platforms in order to ascertain their commercial viability. x Received a bachelor’s in biology from the University of Michigan and a master’s and Ph.D. in Neuroscience and Pharmacology fr om Weill Cornell Medical School. Representative Experience 39

Joshua S. Horowitz



We believe Mr. Horowitz's extensive private and public company board service experience across a wide range of industries, coupled with his financial, investment management, capital markets and corporate governance expertise, would make him a valuable addition to the Seer Board.

- ✓ Portfolio Manager and Managing Director at Palm Management (US) LLC, a registered investment advisor, where he manages the Palm Global Small Cap Master Fund LP, a long/short value strategy investment partnership focused on small-cap issuers.
- ✓ Former Director of Research at Inverlochy Capital, Inc., a value-focused asset management firm, and at Berggruen Holdings LLC, a multi-billion-dollar family office, and former Research Analyst at Crossway Partners LP, a value-oriented investment partnership.
- ✓ Member of the boards of several companies, including: Kingsway Financial Services Inc. (n/k/a Kingsway Corporation (NYSE: KWY)), a search fund which acquires and builds profitable, asset-light B2B and B2C service businesses; Barnwell Industries, Inc. (NYSE: BRN), a holding company with diverse investments in oil and gas assets; BK Technologies Corporation (NYSE: BKTI), a manufacturer of high specification communications equipment for use by public safety professionals and government agencies, where he has also served as Chairman; and Limbach Holdings, Inc. (NASDAQ: LMB), a building systems solution firm, where he has also served as Chairman.
    - o Won the support of Institutional Shareholder Services Inc. and Glass, Lewis & Co., LLC in a 2025 proxy contest at Barnwell Industries, Inc.
- ✓ Former member of the board of several companies, including: NeuroMetrix, Inc. (formerly NASDAQ: NURO), a commercial stage healthcare company combining bioelectrical and digital medicine to address chronic health conditions, until its merger with electroCore, Inc. (NASDAQ: ECOR); and Insurance Income Strategies, Inc., an investor in index-based or parametric insurance linked securities.
- ✓ Mr. Horowitz earned a B.S. in Management, magna cum laude, from Binghamton University and studied at the Bath School of Management in the United Kingdom. He also earned a NACD CERT Certificate in Cyber-Risk Oversight, issued by Carnegie Mellon University.

Representative Experience | Palm Ventures | BERGGRUEN HOLDINGS | Barnwell Industries, Inc. | LIMBACH | NEUROMetrix

Source: Radoff-JEC Group proxy statement filed on June 1, 2026.

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Luis E. Rinaldini



We believe Mr. Rinaldini's extensive experience in finance and investment banking and significant track record in overseeing complex and high-value transactions, coupled with his significant leadership experience, would make him a valuable addition to the Seer Board.

- ✓ Founder and Chief Executive Officer of Groton Partners LLC, a merchant banking firm, since 2002.
- ✓ Former Vice Chairman and Global Head of Telecom Mergers & Acquisitions at Credit Suisse First Boston.
- ✓ Previously served in various positions of increasing seniority during his 21 years of service at Lazard Frères & Co. LLC, an independent investment bank and subsidiary of Lazard, Inc. (NYSE: LAZ), including as a member of the Executive Committee and as Senior Managing Director responsible for the firm's Telecom Group and Latin American practice.
- ✓ During his time at Lazard, Mr. Rinaldini led teams which completed a number of landmark transactions, including the $6.3 billion acquisition of RCA Corporation by GE, $34 billion acquisition of RJR Nabisco by KKR, $37 billion merger of MCI Communications and WorldCom, $11 billion acquisition of Ernst & Young Consulting by Cap Gemini and the $14 billion merger of Warner Communications and Time. Mr. Rinaldini also directed capital-raising transactions of $1 billion or more for Comcast, Equant, Time Warner and Vivendi.
- ✓ Former member of the board of Acacia Research Corporation (NASDAQ: ACTG), an acquirer and operator of private and public businesses focused on the industrial, energy and technology sectors.
- ✓ Mr. Rinaldini earned a B.S.E. in Civil Engineering from Princeton University and received an M.B.A. from Harvard Business School as a Baker Scholar.

Representative Experience | GROTON MERCHANT BANKERS | CREDIT SUISSE FIRST BOSTON | LAZARD | acacia | Harvard Business School

Source: Radoff-JEC Group proxy statement filed on June 1, 2026.

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The Radoff - JEC Group Nominees Intend to Advocate for a Strategic Review If elected, Messrs. Berman, Horowitz and Rinaldini plan to push for the Board to conduct a robust strategic review process aimed at maximizing value for all Seer stockholders. Stockholders should vote for change in light of the Company’s abysmal performance, lack of revenue growth and value destruction under the current Board and management team. 42 Intend to explore significant cost reduction measures, urge the Board to repurchase shares and advocate for the redemption of the NOL pill if not ratified by stockholders at the 2026 Annual Meeting. The strategic review process would include an objective evaluation of Seer’s current standalone prospects versus what Seer could achieve in a sale. Will advocate for the Board to announce and initiate a review of strategic alternatives to be overseen by a special committee of independent directors.

Vote FOR the Radoff - JEC Group Nominees Today to Protect Your Investment Conclusion